Exhibit 99.1

NEWS RELEASE
MICHELIN NORTH AMERICA TO ACQUIRE OLIVER RUBBER COMPANY
GREENVILLE, S.C. AND FINDLAY, OHIO, July 31, 2007—Michelin North America, Inc. today announced that it has signed a definitive agreement to acquire Oliver Rubber Company, a subsidiary of Cooper Tire & Rubber Company (NYSE: CTB), which produces tread rubber and retreading equipment. The acquisition will be completed upon receipt by the parties of necessary regulatory approvals. Following the acquisition, Oliver will operate as a subsidiary of Michelin North America, Inc.
This acquisition will complement the manufacturing capability and service network of Oliver with that of the Michelin Retread Technologies (MRT) network, enabling Michelin to extend its reach in the growing commercial retreading market. In 2005 Michelin announced a major expansion of its tread manufacturing facility in Covington, Ga. and, earlier this month, the opening of a new manufacturing facility in Mexico.
The terms of the transaction include a cash purchase price of $69 million. The transaction is subject to final due diligence as well as Federal Trade Commission and U.S. Department of Justice approval.
“Oliver’s manufacturing capacity, product portfolio and experienced workforce are a terrific complement to Michelin’s current retread operation,” said Luc Minguet, Chief Operating Officer of Michelin Americas Truck Tire. “We believe the two brands, managed according to Michelin’s strategic focus, will offer the North American trucking industry broader access to products and services to better meet their needs.”
Cooper Tire & Rubber Company is a global company that specializes in the design, manufacture, marketing and sales of passenger car, light truck, medium truck tires and subsidiaries that specialize in motorcycle and racing tires, as well as tread rubber and related equipment for the retread industry. With headquarters in Findlay, Ohio, Cooper Tire has 63 manufacturing, sales, distribution, technical and design facilities within its family of companies located around the world. For more information, visit Cooper Tire’s web site at: www.coopertire.com
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MICHELIN NORTH AMERICA TO ACQUIRE OLIVER RUBBER COMPANY

Dedicated to the improvement of sustainable mobility, Michelin designs, manufactures and sells tires for every type of vehicle, including airplanes, automobiles, bicycles, earthmovers, farm equipment, heavy-duty trucks, motorcycles and the space shuttle. The company also publishes travel guides, hotel and restaurant guides, maps and road atlases. Headquartered in Greenville, S.C., Michelin North America (www.michelin-us.com) employs more than 22,000 and operates 19 major manufacturing plants in 17 locations.
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CONTACTS

Mark Burd		Patricia J. Brown
Michelin North America		Cooper Tire & Rubber Company

office:	864.458.5115	office:	419.424.4370
mobile:	864.270.0375	mobile:	419.722.3431
email:	mark.burd@us.michelin.com	email:	pjbrown@coopertire.com